                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under The Securities Exchange Act of 1934
                            (Amendment No.______)*




                            Highbury Financial Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   42982Y208
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               November 30, 2006
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [_] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 42982Y208                 13G                   Page 2 of 11 Pages

--------------------------------------------------------------------------------------
 1.          Name of Reporting Person
             I.R.S. Identification No. of above person

             Talon Opportunity Partners, L.P.
--------------------------------------------------------------------------------------
 2.          Check the Appropriate Box if a Member of a Group*                 (a) [_]
                                                                               (b) [_]
             Not Applicable
--------------------------------------------------------------------------------------
 3.          SEC Use Only

--------------------------------------------------------------------------------------
 4.          Citizenship or Place of Organization

             Delaware
--------------------------------------------------------------------------------------
              5.  Sole Voting Power

                   None
             -------------------------------------------------------------------------
 NUMBER OF    6.  Shared Voting Power
   SHARES
BENEFICIALLY       558,000
  OWNED BY   -------------------------------------------------------------------------
    EACH      7.  Sole Dispositive Power
 REPORTING
   PERSON          None
   WITH:     -------------------------------------------------------------------------
              8.  Shared Dispositive Power

                   558,000
--------------------------------------------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person

             558,000
--------------------------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     [_]

             Not Applicable
--------------------------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9)

             5.7%
--------------------------------------------------------------------------------------
12.          Type of Reporting Person*

             PN
--------------------------------------------------------------------------------------

 CUSIP No. 42982Y208                 13G                   Page 3 of 11 Pages

--------------------------------------------------------------------------------------
 1.          Name of Reporting Person
             I.R.S. Identification No. of above person

             Talon Opportunity Managers, L.L.C.
--------------------------------------------------------------------------------------
 2.          Check the Appropriate Box if a Member of a Group*                 (a) [_]
                                                                               (b) [_]
             Not Applicable
--------------------------------------------------------------------------------------
 3.          SEC Use Only

--------------------------------------------------------------------------------------
 4.          Citizenship or Place of Organization

             Delaware
--------------------------------------------------------------------------------------
              5.  Sole Voting Power

                   None
             -------------------------------------------------------------------------
 NUMBER OF    6.  Shared Voting Power
   SHARES
BENEFICIALLY       558,000
  OWNED BY   -------------------------------------------------------------------------
    EACH      7.  Sole Dispositive Power
 REPORTING
   PERSON          None
   WITH:     -------------------------------------------------------------------------
              8.  Shared Dispositive Power

                   558,000
--------------------------------------------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person

             558,000
--------------------------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     [_]

             Not Applicable
--------------------------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9)

             5.7%
--------------------------------------------------------------------------------------
12.          Type of Reporting Person*

             OO
--------------------------------------------------------------------------------------

 CUSIP No. 42982Y208                 13G                   Page 4 of 11 Pages

--------------------------------------------------------------------------------------
 1.          Name of Reporting Person
             I.R.S. Identification No. of above person

             Talon Asset Management, LLC
--------------------------------------------------------------------------------------
 2.          Check the Appropriate Box if a Member of a Group*                 (a) [_]
                                                                               (b) [_]
             Not Applicable
--------------------------------------------------------------------------------------
 3.          SEC Use Only

--------------------------------------------------------------------------------------
 4.          Citizenship or Place of Organization

             Delaware
--------------------------------------------------------------------------------------
              5.  Sole Voting Power

                   None
             -------------------------------------------------------------------------
 NUMBER OF    6.  Shared Voting Power
   SHARES
BENEFICIALLY       558,000
  OWNED BY   -------------------------------------------------------------------------
    EACH      7.  Sole Dispositive Power
 REPORTING
   PERSON          None
   WITH:     -------------------------------------------------------------------------
              8.  Shared Dispositive Power

                   558,000
--------------------------------------------------------------------------------------
 9.          Aggregate Amount Beneficially Owned by Each Reporting Person

             558,000
--------------------------------------------------------------------------------------
10.          Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     [_]

             Not Applicable
--------------------------------------------------------------------------------------
11.          Percent of Class Represented by Amount in Row (9)

             5.7%
--------------------------------------------------------------------------------------
12.          Type of Reporting Person*

             IA
--------------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

             Highbury Financial Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

             999 Eighteenth Street, Suite 3000
             Denver, Colorado 80202

Item 2(a) Name of Person Filing:

             Talon Opportunity Partners L.P. ("TOP")
             Talon Opportunity Managers, L.L.C., the general partner of TOP ("TOM")
             Talon Asset Management, LLC, the manager of TOM ("TAM")

Item 2(b) Address of Principal Business Office:

             TOP, TOM and TAM are all located at:

             One North Franklin, Suite 900
             Chicago, Illinois 60606

Item 2(c) Citizenship:

             TOP is a Delaware limited partnership; TOM and TAM are Delaware limited liability companies.

Item 2(d) Title of Class of Securities:

             Common Stock, no par value

Item 2(e) CUSIP Number:

             42982Y208

Item 3    Type of Person:

             Not Applicable


                              Page 5 of 11 Pages

Item 4  Ownership (at November 27, 2006):

          (a) Amount owned "beneficially" within the meaning of rule 13d-3:

              558,000 shares (comprised of 478,000 shares of common stock outstanding and 80,000 shares underlying warrants held by Talon Opportunity Partners, L.P.)

          (b) Percent of class:

              5.7 % (based on 9,715,000 shares of common stock outstanding, comprised of 9,635,000 shares of common stock outstanding as of November 10, 2006, as reported in the Issuer's Quarterly Report on Form 10-Q SB/A for the quarterly period ended September 30, 2006 and 80,000 shares underlying warrants held by Talon Opportunity Partners, L.P. If such warrants were not included in the number of shares beneficially owned and in the number of outstanding shares, the percent of class would be 5.0%.)

          (c) Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote: none

              (ii) shared power to vote or to direct the vote: 558,000

              (iii) sole power to dispose or to direct the disposition of: none

              (iv) shared power to dispose or to direct disposition of: 558,000

Item 5  Ownership of Five Percent or Less of a Class:

          Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

          The shares reported herein by Talon Asset Management, LLC ("Talon") are held on behalf of Talon Opportunity Partners, L.P. , as manager of Talon Opportunity Managers, L.L.C., the general partner of Talon Opportunity Partners, L.P. From time to time, Talon Opportunity Partners, L.P. may make distributions of partnership income to limited partners, none of which has an interest relating to more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable


                              Page 6 of 11 Pages

Item 8  Identification and Classification of Members of the Group:

          Not Applicable

Item 9  Notice of Dissolution of Group:

          Not Applicable

                              Page 7 of 11 Pages

Item 10 Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                              Page 8 of 11 Pages

                                   Signature
                                   ---------

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 6, 2006

          The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        TALON ASSET MANAGEMENT, LLC

                                        /s/  Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title


                                        TALON OPPORTUNITY PARTNERS, L.P.

                                        By: Talon Opportunity Managers, L.L.C.
                                        Its General Partners

                                        By: Talon Asset Management, LLC
                                        Its Manager

                                        /s/  Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title


                                        TALON OPPORTUNITY MANAGERS, LLC

                                        By: Talon Asset Management, LLC
                                        Its Manager

                                        /s/  Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title

                              Page 9 of 11 Pages

                                 Exhibit Index
                                 -------------

Exhibit 1 Joint Filing Agreement dated as of December 6, 2006 by and among Talon Asset Management LLC, Talon Opportunity Managers, L.L.C. and Talon Opportunity Partners, L.P.

                              Page 10 of 11 Pages

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                         Dated: December 6, 2006

                                        TALON ASSET MANAGEMENT, LLC

                                        /s/  Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title


                                        TALON OPPORTUNITY PARTNERS, L.P.

                                        By: Talon Opportunity Managers, L.L.C.
                                        Its General Partners

                                        By: Talon Asset Management, LLC
                                        Its Manager

                                        /s/  Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title


                                        TALON OPPORTUNITY MANAGERS, LLC

                                        By: Talon Asset Management, LLC
                                        Its Manager

                                        /s/  Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title


                              Page 11 of 11 Pages